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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                SCHEDULE 14D-9
                                (RULE 14D-101)

              SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
           SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------


                        MICROWAVE POWER DEVICES, INC.
                          (NAME OF SUBJECT COMPANY)

                        MICROWAVE POWER DEVICES, INC.
                     (NAME OF PERSON(S) FILING STATEMENT)

                   COMMON STOCK, PAR VALUE $0.01 PER SHARE
                        (TITLE OF CLASS OF SECURITIES)

                                  59517M103
                        (CUSIP NUMBER OF COMMON STOCK)

                                 ALFRED WEBER
               CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        MICROWAVE POWER DEVICES, INC.
                            49 WIRELESS BOULEVARD
                        HAUPPAUGE, NEW YORK 11788-3935
                                (631) 231-1400
     (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                               ----------------

                                WITH A COPY TO

                            STEPHEN W. RUBIN, ESQ.
                              PROSKAUER ROSE LLP
                                1585 BROADWAY
                            NEW YORK, NEW YORK 10036
                                 (212) 969-3000

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



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                                  EXHIBIT INDEX
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   EXHIBIT
   NUMBER                           DESCRIPTION
   -------                          -----------
   99.1. Joint Press Release, dated October 13, 2000, issued by Ericsson and Microwave Power Devices, Inc.